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                                     June 24, 1998





(714) 451-3800                                                     C 29003-00719


Fleetwood Enterprises, Inc.
3125 Myers Street
Riverside, California 92503-5527

        Re:    TAX OPINION FOR REGISTRATION STATEMENT ON FORM S-4
               (FILE NO. 333-49775)

Gentlemen:

        We are acting as counsel to Fleetwood Enterprises, Inc., a Delaware corporation (the "Fleetwood") in connection with the Agreement and Plan of Merger (the "Agreement") dated as of February 17, 1998, by and between Fleetwood, HUSA Acquisition Company, a Delaware corporation and wholly owned subsidiary of Fleetwood ("Acquisition Sub"), and HomeUSA, Inc., a Delaware corporation ("HomeUSA"). Pursuant to the Agreement, HomeUSA will merger (the "Merger") with and into Acquisition Sub. You have requested our opinion as to the material federal income tax consequences of the Merger to the shareholders of HomeUSA. The Agreement is attached as Appendix A to Registration Statement on Form S-4, File No. 333-49775 (the "Registration Statement"), filed with the Securities and Exchange Commission in connection with the Merger. This opinion is being rendered pursuant to Section 6.02(c) of the Agreement.

        In rendering our opinion, we have examined the Agreement and have, with your permission, relied upon, and assumed as correct now and as of the effective time of the Merger, (i) the factual information contained in the Registration Statement, (ii) the representations and covenants contained in the Agreement,
(iii) certain factual representations made by Fleetwood and HomeUSA, and
(iv) such other materials as we have deemed necessary or appropriate as a basis for our opinion.

        On the basis of the information, representations and covenants contained in the foregoing materials and assuming the Merger is consummated in the manner described in the Agreement and the Proxy Statement/Prospectus included in the Registration Statement, we are of the opinion that:

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Fleetwood Enterprises, Inc.
June 24, 1998
Page 2


        (i) The Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code.

        (ii) Fleetwood, Acquisition Sub, and HomeUSA will each be a party to the reorganization within the meaning of Section 368(b) of the Code.


        (iii) The discussion in the Proxy Statement/Prospectus under the caption "The Merger--Material Federal Income Tax Considerations," to the extent it constitutes summaries of legal matters or legal conclusions, is accurate in all material respects.


        This opinion expresses our views only as to federal income tax laws in effect as of the date hereof, including the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, published rulings and administrative practices of the Internal Revenue Service (the "Service") and court decisions. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Service or the courts. Furthermore, the legal authorities upon which we rely are subject to change either prospectively or retroactively. Any change in such authorities or any change in the facts or representations, or any past or future actions by Fleetwood, Acquisition Sub, or HomeUSA contrary to such representations might adversely affect the conclusions stated herein.


        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the caption "The Merger--Material Federal Income Tax Consideration" in the Proxy Statement/Prospectus included in the Registration Statement.

                                   Very truly yours,


                                   GIBSON, DUNN & CRUTCHER LLP